Exhibit 99.1

AIM ImmunoTech Announces Strategic Sale of New Brunswick, New Jersey

Facility to Allocate Additional Resources to Advance Pipeline

OCALA, FL (March 7, 2022) – AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, today announced the sale of its facility located in New Brunswick, New Jersey for a purchase price of $3.9 million.

Thomas Equels, Chief Executive Officer of AIM commented, “Our priorities are focused on positioning the Company to advance our clinical programs — especially in oncology and long-COVID — as quickly and efficiently as possible, executing our operational, clinical and regulatory milestones. This strategic transaction should reduce our expenses and save over $1.0 million a year in cash flow. The cash and cash-flow savings will be used to advance our oncology and long-COVID clinical programs.”

This transaction is in line with AIM’s strategy to advance its clinical and non-clinical activities with the shortest and most efficient path to potential U.S. Food and Drug Administration and European Medicines Agency drug approvals, providing opportunities for expedited success. The Company will retain access to space in the New Brunswick facility for activities related to Alferon-N and also intends to lease additional space in a N.J.-based facility suitable for product development and testing.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

For more information, please visit www.aimimmuno.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com